UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 14, 2012, Compuware Corporation (the “Company”) entered into an agreement with a broker establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934 to repurchase shares of Company common stock. Shares of common stock will be repurchased pursuant to the $750 million authorization previously approved by the Company’s Board of Directors (“Authorization”), which had $150,405,586 remaining at December 14, 2012. The broker selected by the Company will have the authority under the terms and limitations specified in the agreement to repurchase shares on the Company’s behalf. The amount and timing of repurchases will depend on a number of factors set forth in the agreement, including the price and availability of shares of the Company's common stock, trading volume and general market conditions. Purchases under the agreement will be made on each trading day within the periods December 17, 2012 through January 25, 2013 and March 18, 2013 through May 10, 2013, unless terminated by the Company. The agreement may be terminated by the Company at any time with two days prior written notice.

The Company may also continue to make discretionary repurchases during its normal trading windows under the Authorization.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute forward-looking statements. These forward looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized and that could cause actual results to differ materially from the Company’s expectations in these statements. For more information about other risks that could affect the forward-looking statements herein, please see the Company’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings made with the Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: December 18, 2012	By:	/s/ Laura L. Fournier
Laura L. Fournier
Executive Vice President and Chief Financial Officer